SUB-ITEM 77H

As of January 31, 2004, the following persons or entity that now owns more than 25% of a fund's voting security:

PERSON/ENTITY                          FUND                         PERCENTAGE
Massachusetts Financial Services Co  MFS International Core Equity    62.93%

As of January 31, 2004, the following persons or entity that no longer owns 25% of a fund's voting security:

PERSON/ENTITY                       FUND                         PERCENTAGE
Massachusetts Financial Services Co MFS International Core Equity     62.93%